Exhibit 99.1

root9B Holdings Sells IPSA's Investigative Due Diligence Practice

Colorado Springs, CO – May 1, 2017 - root9B Holdings, Inc. (Nasdaq: RTNB) ("RTNB") today announced that it has sold the Investigative Due Diligence Practice ("IDDP") of its wholly-owned subsidiary IPSA International Services, Inc. ("IPSA") to Exiger Canada, Inc. ("Exiger") for total consideration of $6 million and up to an additional $4 million by way of a three-year earn-out based on the achievement by IDDP of certain performance targets. Proceeds will be reduced by a Working Capital Adjustment, currently estimated to be in excess of $1.0m.

The IDDP includes the sale of the stock of IPSA's Canadian subsidiary (IPSA International, Inc. Canada) located in Vancouver, BC and IPSA's London, Hong Kong and Miami offices, contracts and employees. For the past 15 years, IPSA's IDDP has provided services in matters of multi-jurisdictional corruption, bribery and due diligence investigations. The IDDP also performs due diligence related to travel, employment and settlement including for immigration, citizenship & visas; and is considered an industry pioneer in work related to citizenship by investment due diligence where it is considered a trusted leader by many of the largest and fastest growing programs operating in the world today.

"We have made measurable progress in re-positioning RTNB's business to that of a pure-play cybersecurity company," said Joseph J. Grano, Jr., Chairman and CEO of RTNB. "The sale of our IDDP, along with our previously announced non-core divestitures, strengthens RTNB's overall financial positon and provides additional capital to fund the growth of our cybersecurity operations. We have great confidence in our team of cybersecurity professionals that is led by Eric Hipkins, the founder and CEO of our root9B LLC subsidiary who will become CEO of RTNB on May 25, 2017."

"We continue to execute against our previously announced set of strategic initiatives, and this transaction is another meaningful step in that regard," said Dan Wachtler, President and COO of RTNB. "Kim Marsh has been my partner for nearly 15 years, and he and his team have built a great business for IPSA. We are confident however that each of us will be in a better position to grow our two distinct businesses as separate companies. While we still need to complete the divestiture of our remaining Anti-Money Laundering business, we can now more fully focus our internal resources on growing our cyber business and delivering long-term value to our shareholders."

About root9B

Ranked as the #1 Cybersecurity company for 2016 by Cybersecurity Ventures, root9B stands in defiance of the unwanted human presence within our clients' networks by attacking the root of the problem—the adversary's ability to gain entry and remain undetected. root9B's application of advanced technology developed through cutting-edge R&D and engineering and refined through relevant, hands-on training is revolutionary. root9B combines next generation technology, tactics development, specialty tools, and deep mission experience. root9B personnel leverage their extensive backgrounds in the U.S. Intelligence Community to conduct advanced vulnerability analysis, penetration testing, digital forensics, incident response, Industrial Control System (ICS) security, and HUNT (Active Adversary Pursuit) engagements on networks worldwide. For more information, visit www.root9B.com.

About root9B Holdings, Inc.

root9B Holdings is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B, Business Advisory Services and IPSA International Services, Inc., the Company delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9bholdings.com.

About Exiger

Exiger is a global regulatory and financial crime, risk and compliance company. Exiger arms financial institutions, multinational corporations and governmental agencies with the practical advice and technology solutions they need to prevent compliance breaches, respond to risk, remediate major issues and monitor ongoing business activities. Exiger works with clients worldwide to assist them in effectively managing their critical challenges while developing and implementing the policies, procedures and programs needed to create a sustainable compliance environment. A global authority on regulatory compliance, the company also oversees some of the world's most complex court-appointed and voluntary monitorships in the private and public sectors, including the monitorship of HSBC. Exiger has four principal business units being: Exiger Advisory; Exiger Analytics; Exiger Diligence and Exiger Insight 3PM. Exiger operates through offices in New York City, Silver Spring (DC Metro), London, Hong Kong, Toronto and Singapore. For more information, visit www.exiger.com.

Forward Looking Statements

Certain statements contained in this press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company's business. These risks, uncertainties and contingencies are indicated from time to time in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company's financial results in any particular period may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Investors:

The Equity Group Inc.
Devin Sullivan
dsullivan@equityny.com
212-836-9608

Media Contact:

Zito Partners
Andrew Hoffman
andrew@zitopartners.com
908-546-7447